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Exhibit 10.37

AGREEMENT REGARDING ACQUISITION, CONVERSION AND SALE OF VEHICLES

        This Agreement Regarding Acquisition, Conversion And Sale of Vehicles (the "Agreement") is entered into as of July 21, 2006 (the "Effective Date") by and between Inland Kenworth, Inc., a California corporation ("Inland"), Westport Innovations Inc., an Alberta corporation, Westport Fuel Systems Inc., a Delaware Corporation ("WFSI"), (collectively, "Westport"), and Clean Energy Finance, LLC, a California limited liability company ("Clean Energy"). Inland, Westport and Clean Energy shall be collectively referred to within this Agreement as the "Parties". This Agreement is made and entered into in Montebello, California as of its Effective Date set forth above.

RECITALS

        A.    The Parties mutually desire to enter into a business transaction intended to benefit from recent announcements by various state and local governmental entities to provide grants or bond funds to facilitate meeting their goals to improve air quality in and about the Ports of Long Beach and Los Angeles, California.

        B.    The Parties further desire for their business transaction to permit the Parties or the ultimate third party purchasers of certain diesel tractor trucks acquired under the terms of this Agreement to benefit from such public grants or bonds related to the conversion of the diesel tractor trucks to operate using Liquid Gas Technology ("LNG") to improve air quality.

        C.    The Parties intend for this Agreement and its exhibits to set forth the final terms and provisions of their intended business transaction as initially outlined in the Letter of Intent Agreement dated June 20, 2006.

        D.    The Parties intend for this Agreement to set forth the terms upon which Inland will acquire up to one hundred and twenty-five (125) model year 2007 T800 diesel tractors (the "Vehicles") from Kenworth Truck Company ("Kenworth Truck") for conversion by Westport to LNG operation. The Parties then intend for Inland to process sales of the Vehicles converted to LNG operation in accordance with the express terms of this Agreement.

AGREEMENT

        In consideration of the foregoing recitals and of the covenants and conditions set forth below, the Parties respectively agree as follows:

        1.    RECITALS.    The recitals set forth above are incorporated by this reference as part of the Agreement between the Parties.

        2.    ACQUISITION OF VEHICLES BY INLAND.    In consideration of the mutual promises and covenants set forth in this Agreement, Inland agrees to initially acquire from Kenworth Truck one hundred (100) of the Vehicles at a unit purchase price of Ninety-Five Thousand, One Hundred and Twenty-Three Dollars and Ninety-Five Cents ($95,123.95 U.S.) for each of the Vehicles plus applicable sales tax and licensing charges (the "Vehicle Purchase Price"). In reliance upon the LOI Agreement, Inland has placed that such order. The Parties hereby acknowledge that in the event that Kenworth Truck elects not to accept that order or to produce the Vehicles for any reason whatsoever, Inland shall have no liability to any party under this Agreement or the LOI Agreement beyond the return of any deposits it has received plus interest as provided for in this Agreement. The Parties further acknowledge and agree that in the event that Kenworth Truck can produce the Vehicles as requested, such order cannot be cancelled for any reason and that Inland must be paid for these one hundred (100) Vehicles in accordance with the terms of this Agreement whether or not they are ever converted to LNG operation.

        3.    INITIAL SECURITY DEPOSIT BY CLEAN ENERGY.    To secure its performance under this Agreement, Clean Energy shall deposit with Inland the sum of Five Hundred Thousand Dollars ($500,000.00 U.S.) receipt of which is hereby acknowledged by Inland (the "Cash Deposit"). Until such time that the Cash Deposit is applied by Inland in accordance with the terms of this Agreement, it shall accrue interest in favor of Clean Energy at the then prevailing LIBOR rate of interest which rate was five and four tenths percent (5.4%) at the time of execution of the LOI Agreement. Clean energy shall provide Inland with any necessary tax or accounting information to enable Inland to account for any interest due Clean energy on the Cash Deposit. Inland shall apply the Cash Deposit to Clean Energy's final payments due Inland under either paragraph 9 or paragraph 11 of this Agreement whichever is later.

        4.    POTENTIAL ACQUISITION OF ADDITIONAL VEHICLES.    Inland shall place an order with Kenworth Trucks for an additional twenty-five (25) of the Vehicles at the same per unit Vehicle Purchase Price set forth above unless Clean Energy notifies Inland, in writing, to cancel that order which notice must be delivered to Inland by no later than 12:00 a.m. (PST) on November 21, 2006. If Clean Energy cancels the order for the additional Vehicles by that date and time, it shall be liable to Inland for a cancellation fee of One Thousand Dollars ($1,000.00 U.S.) per vehicle for each of the additional Vehicles ordered by Inland. The Parties hereby acknowledge that any such order for additional Vehicles is conditioned upon the availability of production slots at the Kenworth Truck factory and that no final commitment can be made by Inland for such additional Vehicles until such time that the factory has confirmed that those production slots are available.

        5.    DELIVERY AND TITLE TO THE VEHICLES.    The Vehicles ordered pursuant to this Agreement shall be delivered by Kenworth Truck to Inland's designated Southern California facility. Until such time that the Vehicles are sold by Inland, the "Certificate of Origin For A Vehicle" for each of the Vehicles shall reflect that Inland remains the Vehicles' owner of record. No sale of the Vehicles is intended by this Agreement nor shall one occur until such time that Inland makes and documents a final sale of the Vehicles to third party purchasers, or to Clean Energy, pursuant to the provisions of paragraph 11 of this Agreement.

        6.    SALE OF VEHICLES AND LNG SYSTEMS.    Each Party agrees to use commercially reasonable efforts to sell the Vehicles as LNG operated vehicles to third party end user purchasers (a "Purchaser") prior to the expiration of each Vehicle's individual Sale Period. When a Purchaser is identified by a Party, such Party shall notify the other Parties of the identity and contact information for such Purchaser. Inland will negotiate in good faith with such Purchaser to enter into a Sales Agreement for a Vehicle and WFSI will negotiate in good faith with such Purchaser to enter into an agreement for the sale of an LNG System to be installed on such Vehicle and for the conversion of such vehicle to LNG operation (a "WFSI Purchase Order"). If Inland and/or WFSI is unable to enter into its respective agreement with a prospective Purchaser, a Vehicle will not be sold to that prospective Purchaser pursuant to this Agreement.

        7.    RISK OF LOSS AND RESPONSIBILITY FOR INSURANCE COVERAGE.    Inland shall be responsible for all risk of loss and property damage to the Vehicles and shall keep them fully insured under Inland's casualty or other property loss insurance policies while the Vehicles are in Inland's physical possession, both before it delivers them to Westport or its designated affiliate or third party upfitter for the LNG conversion work and after the converted Vehicles are returned to Inland's possession following conversion at the conversion facility. At such time that any of the Vehicles are delivered to Westport or its designated affiliate or third party upfitter to undertake the LNG conversion work on the Vehicles, Westport shall then become responsible for all risk of loss and property damage to the Vehicles delivered to it or to its designated provider of the LNG conversion services until such Vehicles are returned to Inland's possession at the conversion facility and Westport shall keep such Vehicles insured to the extent of their actual cash value or the Vehicle Purchase Price, whichever is higher. Inland and Clean Energy acknowledge that Westport will be self-insured to the extent that the Vehicle Purchase Price is greater than actual cash value as Westport's insurance coverage is limited to the amount of "actual cash value". Westport covenants and agrees that it will add Inland and Clean Energy as additional insureds to its insurance policies to the extent necessary to give effect to the foregoing insurance requirements and that it will cause any affiliate or third party upfitter who actually provides the LNG conversion services to also add Inland and Clean Energy to its/their insurance policies as additional insureds in the same manner and to the same extent as required for Westport on its own insurance policies. Westport shall provide both Inland and Clean Energy with proof of such insurance coverage in the form of a certificate of insurance.

        Similarly, Inland agrees that it shall add Clean Energy and Westport as an additional insured to its own insurance policy with respect to insuring the replacement of the Vehicles (both before and after conversion) from loss or property damage and shall provide Clean Energy and Westport with a copy of the declarations page for such insurance coverage.

        8.    CONVERSION OF THE VEHICLES TO LNG SYSTEMS.    None of the Vehicles shall be delivered to Westport for conversion to LNG operation until Inland has received written authorization, in the form of an executed Release Authorization Form, from each of the Parties for the specified Vehicles.

        Inland shall send all Parties a completed Release Authorization Form (in the form attached hereto as Exhibit "1") ("RAF") for each Vehicle for which both Inland and Westport have entered into a WFSI Purchase Order with a Purchaser, and when otherwise requested by another Party to send out a RAF for a particular Vehicle.

        Each Party shall return to Inland each RAF it receives within 2 Business Days of its receipt and shall indicate whether or not it consents to the release of such Vehicle(s) to Westport for conversion. If a Party does not consent to the release of a Vehicle(s) it shall indicate the reason it is withholding its consent. A Party may not unreasonably withhold its consent to such release. It shall not be considered unreasonable for a Party to withhold its consent on the basis that Inland and/or Westport has not entered into an agreement relating to the Vehicle or the conversion of such vehicle.

        If a party does not return an RAF within 2 Business Days of receiving notice that it has failed to comply with its obligation to return the RAF in one Business Day as set out above, such Party shall be deemed to have consented to the release of the Vehicle(s) covered by the RAF.

        Clean Energy shall have no obligation, financial or otherwise, to Westport or its designated provider of the LNG conversion services for any of the Vehicles which are converted to LNG operation in violation of the conditions set forth above.

        Once Inland has consent from all of the Parties to release certain Vehicles, Inland shall deliver such Vehicle(s) to Westport's Southern California facility or such other Southern California facility as it shall designate for the LNG conversion work to be done, on a timeline reasonably agreed to by Westport and Inland. Such LNG conversion work will involve the conversion of the Cummins ISX engines supplied by Kenworth Truck in the Vehicles to a Westport designed and patented LNG fuel system (the "LNG System").

        Neither Inland nor Clean Energy shall have any obligation to pay Westport or its designated provider for conversion of the Vehicles to the LNG System except as otherwise expressly provided for in this Agreement. Neither Westport nor its designated provider of those conversion services shall be entitled to maintain any storage lien or mechanic's lien on the Vehicles relating to their conversion of the Vehicles to the LNG System.

        If Inland receives a RAF in which a Party withholds its consent to the release of a Vehicle, or if Inland withholds its consent to such release, Inland shall notify all of the Parties that consent has been withheld and the Parties will work together to resolve the issues surrounding the reason consent was withheld.

        9.    PAYMENT FOR CONVERSION TO THE LNG SYSTEM.    All costs incurred by Westport or its designated provider to convert the Vehicles to the LNG System shall be paid for by the Purchasers of the Vehicles pursuant to the purchase order between WFSI and the Purchasers. WFSI shall contract directly with each Purchaser for such conversion work on the Vehicle(s) being purchased. Neither Inland nor Clean Energy shall be a party to any such contracts between the third party purchasers of the Vehicles and Westport or its designated provider of the LNG conversion services.

        Upon completion of the conversion of a Vehicle to the LNG System, Westport or its designated provider of the LNG conversion services shall make the converted Vehicle available to Inland for transportation to Inland's designated Southern California facility Inland will take receipt and remove the converted vehicles from the conversion location within 5 Business Days of each conversion being completed. Upon delivery of a converted Vehicle to Inland's physical possession, Inland shall be responsible for all risk of loss and property damage to such converted Vehicles and shall insure them pursuant to the terms of Paragraph 7.

        Inland shall maintain possession and control of and title to a converted Vehicle until Inland has been paid in full by the relevant Purchaser for the Vehicle and WFSI has been paid in full pursuant to the terms of the purchase order between the Purchaser and WFSI (for the Fuel System, conversion and related costs). WFSI shall provide written notice to Inland that is in receipt of such payment and that Westport's designated provider of the LNG conversion services has been paid in full for the relevant conversion services (the "Westport Notice"). Inland shall not transfer title or possession of a Vehicle to the Purchaser until it has received such notice from WFSI. For the purposes of Paragraph 12, a Vehicle will be considered "sold" once Inland has received payment for the Vehicle and the Westport Notice.

        10.    GOVERNMENT GRANTS AND FUNDS.    Certain public grants or bonds may exist or become available from various governmental agencies which may provide funds for application to either the purchase price of the Vehicles or the cost to convert them from diesel operation to the LNG System. Given that the precise nature or availability of such funds is unknown, the Parties agree that to the extent any such funds do become available and are received by any of the Parties, such Party will distribute such funds to the party entitled to receive such funds, whether that party is one of the Parties to this Agreement or a Purchaser, in accordance with the rules, instructions or contractual terms set out by the government body making such funds and such Party shall notify the other Parties of the funds received and how they have been distributed by such Party.

        However, in the absence of controlling instructions issued by the governmental entity making such grant or bond funds available, those funds shall be delivered to Inland, in trust and held in a separate account, to be applied and distributed to the party entitled to receive such funds whether that party is one of the Parties to this Agreement or a third party purchaser of one of the Vehicles. Upon its receipt of such funds, they will be applied and distributed by Inland as follows:

          (a)   First, to pay Inland any remaining balance due it for the agreed upon Vehicle Purchase Price (as set forth in Paragraph 2 of this Agreement) for each of the Vehicles converted and sold at the time of distribution of the funds;

          (b)   Second, to pay Westport the price charged to the purchaser to convert such Vehicles to the LNG System;

          (c)   Third, to reimburse Clean Energy for any sums it has paid to Inland under its guarantee that Inland receives the full Vehicle Purchase Price for each of the Vehicles converted and sold at the time of distribution of the funds as set forth in paragraphs 3, 11 and 13 of this Agreement; and,

          (d)   Fourth, to the extent funds remain, to the ultimate third party purchasers of the Vehicles to reimburse them for all or a portion of their purchase price for the Vehicle(s) or to reimburse them for the cost of the conversion of the Vehicle(s) to the LNG System.

The covenants in this paragraph 10 shall be continuing covenants by the Parties to cooperate with each other to make an appropriate distribution of any such grant or bond funds which are actually received by any of them.

        11.    GUARANTEE BY CLEAN ENERGY OF THE PURCHASE PRICE OF THE VEHICLES.    In order to induce Inland to enter into this Agreement and to acquire the Vehicles, Clean Energy hereby guarantees that Inland shall receive the full per unit Vehicle Purchase Price for all of the Vehicles ordered pursuant to this Agreement in the event that Inland has not been paid that full Vehicle Purchase Price from a prior sale of the Vehicles to third party end user purchasers. Specifically, Clean Energy hereby guarantees and agrees to pay Inland the full Vehicle Purchase Price for each of the Vehicles which remains unsold and not paid for by third party purchasers within one hundred and eighty (180) days from the date that each such Vehicle was delivered to Inland from Kenworth Truck. This one hundred and eighty (180) day period from the delivery date of each of the Vehicles to Inland shall be referred to herein as the "Sale Period".

        During the Sale Period, Clean Energy shall make interim payments to Inland to support its guarantee of Inland's ultimate receipt of the full Vehicle Purchase Price for each of the Vehicles as follows:

          (a)   At the time of initial delivery of each of the Vehicles to Inland, Clean Energy shall pay Inland a sum equal to twenty-five percent (25%) of the Vehicle Purchase Price for each of the Vehicles then being delivered. The Parties anticipate that the Vehicles will be delivered in allotments of ten (10) tractors at a time. As such, Clean Energy will be required to make ten (10) equal installment payments to Inland upon its receipt of each such allotment of ten (10) Vehicles or a payment to Inland in a sum equal to Two Hundred and Thirty-Seven Thousand, Eight Hundred and Nine Dollars and Eighty-Eight Cents ($237,809.88 U.S.) on the delivery date of each such group of ten (10) tractors.

          (b)   Clean Energy shall also make monthly interest payments to Inland on the remaining unpaid seventy-five percent (75%) portion of the Vehicle Purchase Price of the Vehicles during the Sale Period. Such interest shall accrue and be paid to Inland at the variable "Prime Rate" of interest periodically announced by Bank of America. Such interest shall be paid to Inland on the first day of each calendar month commencing on the first day of the month following delivery of an allotment of the Vehicles to Inland. Inland will bill Clean Energy each month for the amount of interest due. Clean Energy shall be entitled to pre-pay any sum owed to Inland under this Agreement in advance of its due date at any time without penalty.

        The foregoing terms concerning Clean Energy's guarantee of the Vehicle Purchase Price for each of the Vehicles are not intended by the Parties to constitute a present sale of the Vehicles to Clean Energy. As such, notwithstanding Clean Energy's payments due under this Agreement, until such time that Inland has been paid the full Vehicle Purchase Price for each of the Vehicles from a sale to a third party buyer or to Clean Energy pursuant to paragraph 13 of this Agreement, Inland shall not release title to the Vehicles or release its security interest in the Vehicles.

        12.    PREPARATION OF TITLE AND SALE DOCUMENTS.    Upon any sale of any of the Vehicles, Inland shall be responsible for the preparation and processing of all necessary and appropriate title, purchase, Department of Motor Vehicles, and licensing documentation to reflect any such sales as the Vehicles are sold.

        13.    PURCHASE OF THE VEHICLES BY CLEAN ENERGY AFTER EXPIRATION OF THE SALE PERIOD.    In the event that any of the Vehicles remain unsold to third party purchasers after their individual Sale Period, Clean Energy shall do one of the following:

          (a)   Purchase the subject unsold Vehicle from Inland by paying Inland any remaining balance of the unpaid per unit Vehicle Purchase Price for that Vehicle as defined in Paragraph 2 above; or,

          (b)   Notify Inland that it desires Inland to sell the subject Vehicle(s) and from that date until Inland sells the subject Vehicle(s) to third party purchaser(s), Clean Energy shall continue to pay Inland monthly interest payments on the remaining unpaid portion of the Vehicle Purchase Price in accordance with the terms of paragraph 11 (b) above. In the event that Clean Energy elects to have Inland sell the Vehicles under this sub-paragraph, Inland shall use commercially reasonable efforts to sell any previously unsold Vehicles as quickly as possible at market prices. Upon any such sale, Clean Energy shall pay Inland within ten (10) days of invoice date a sum equal to the difference between the Vehicle Purchase Price for the Vehicle(s) being sold as guaranteed to Inland by Clean Energy (less any amounts previously deposited on the vehicle by Clean Energy) and the actual selling price of the subject Vehicle(s) plus Inland's selling costs including any sale commissions. Any such commissions shall not exceed Inland's then existing commission plan at the time of each such sale.

        14.    ISSUANCE OF REPLACEMENT WARRANTY BY WESTPORT.    The Parties acknowledge that the process of converting the Vehicles to LNG operation and the LNG System shall void any and all engine-related warranties issued either by Kenworth Truck or the Cummins Engine Company relating to the ISX engines originally supplied with the Vehicles at time of their manufacture. As such, upon conversion of the Vehicles to the LNG System by Westport or its designated provider, Westport shall issue to each third party purchaser of one of the converted Vehicles, Westport's own warranty of the LNG System and engine as converted (the "Westport Warranty"). The Westport Warranty shall be the equivalent both in terms of scope and duration as the original basic warranties issued on the original ISX engines by the manufacturer and/or Cummins. The Westport Warranty shall be in the form of attached Exhibit "2".

        Inland, Kenworth Truck, Clean Energy and Cummins shall not have any obligation, liability, duty or financial responsibility to honor the Westport Warranty or to perform repair services to the LNG system of any of the Vehicles under the Westport Warranty. All such obligations shall remain solely with Westport. Inland shall also be entitled to disclaim any and all engine warranties in its sale documents to the ultimate third party purchasers of the Vehicles and refer such purchasers to the Westport Warranty for service on the LNG System.

        Kenworth Truck shall be liable for all other aspects of the Vehicle Warranty outside of the LNG System and engine components which would have otherwise been covered by the voided Cummins' warranty.

        15.    INDEMNIFICATION AND DUTY TO DEFEND BY WESTPORT.    Westport hereby covenants and agrees to hold harmless and to indemnify and defend Inland, Clean Energy, Kenworth Truck, PACCAR or any of their affiliated companies as intended third party beneficiaries of this indemnification, from any and all claims, suits, damages, actions, suits, judgments and attorneys' fees and costs to the extent that it is related to or arising out of the conversion of the Vehicles to the LNG System by Westport or its designated provider of the conversion services except to the extent caused by or contributed to by any act of Inland or Kenworth Truck. Such duty to indemnify, defend and to hold harmless shall also include, but not be limited to, claims arising under the Westport Warranty and any sums owed to any party for performing services to convert any of the Vehicles to the LNG System or modification made to the Vehicles related to their conversion to the LNG System. In the event that any of the indemnified parties are named in litigation, they shall be entitled to retain legal counsel of their choice, at Westport's expense to defend them in any such case(s) to the extent any such claims relate to the Westport LNG system.

        16.    GOVERNING LAW.    This Agreement shall be subject to and construed in accordance with the laws of the State of California with the courts of that State having jurisdiction to resolve all disputes which may arise under or which relate to this Agreement.

        17.    COUNTERPARTS AND FACSIMILE EXECUTION.    This Agreement may be executed in any number of counterparts each of which, when so executed and delivered, shall be deemed an original, and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart. Any party hereto delivering an executed counterpart of this Agreement by facsimile shall also deliver a manually executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of the counterpart executed and delivered by facsimile.

        18.    ATTORNEYS FEES.    If any action at law or equity is commenced concerning this Agreement or to enforce its terms, the prevailing party in such matter shall be entitled to the payment of reasonable attorneys' fees as determined by the Court and costs, in addition to any other relief which may be awarded to that party.

        19.    ADDITIONAL DOCUMENTS.    The Parties agree to execute and to deliver to each other any and all other additional documents and to take any additional steps reasonably necessary to complete, to document and to carry out the business transaction contemplated by this Agreement.

        20.    NEGOTIATED TRANSACTION.    The drafting and negotiation of this Agreement has been participated in by all of the Parties. For all purposes, this Agreement shall be deemed to have been drafted jointly by each of the Parties.

        21.    REPRESENTATION REGARDING AUTHORITY TO SIGN AGREEMENT.    Each of the representatives of the Parties signing this Agreement warrants and represents to the other that he, she or it has the actual authority to sign this Agreement on behalf of the party for whom he, she or it is purporting to represent.

        22.    ENTIRE AGREEMENT.    This Agreement and its exhibits contain the entire agreement between the Parties and it supersedes any prior written or oral agreements between the Parties concerning the subject matter of this Agreement. There are no representations, agreements, or understandings between the Parties relating to the subject matter of this Agreement which are not fully expressed within this Agreement.

        23.    BINDING EFFECT.    This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, assigns, affiliates and personal representatives of the Parties.

        24.    MODIFICATION.    This Agreement shall not be modified, amended, or changed except in a writing signed by each of the Parties affected by such modification, amendment or change.

        25.    NOTICES.    All notices pertaining to this Agreement shall be in writing and shall be transmitted either by personal delivery, facsimile, overnight courier or through the United States or Canada Post Office. Personal delivery and overnight courier delivery shall be deemed received upon proper service, delivery by Certified Mail shall be deemed completed five (5) days after mailing and delivery by facsimile shall be deemed to have been received on the Business Day (in the locality of the addressee) following the sending thereof (so long as it is received or reproduced at the address of the recipient on paper). The addresses set forth below shall be the addresses used for notice purposes unless written notice of a change of address is given:

Inland Kenworth, Inc. 9730 Cherry Avenue Fontana, CA 92335 Attn.: Mark J. Zucker, Region Manager Facsimile: (909) 823-2698		Clean Energy Finance, LLC 3020 Old Ranch Parkway Suite 200 Seal Beach, CA 90704 Attn.: Peter Grace
Facsimile: (562)546-0097
The Westport Entities c/o Westport Innovations Inc. 1691 W. 75th Avenue Vancouver V6P 6P2 B.C. Canada
Attn.:	Graham Williams, Director, Global Heavy Duty Programs, with a copy to Legal Counsel
Facsimile: (403)718-2001

        26.    FURTHER ASSURANCES.    All of the Parties to this Agreement agree to perform any and all further acts as are reasonably necessary to carry out the provisions of this Agreement.

        27.    BUSINESS DAY.    For the purposes of this Agreement, Business Day shall mean any day on which banks are open to transact commercial business generally in California and British Columbia, but specifically excluding Saturday, Sunday or any other day of the week that is a legal or statutory holiday in the State of California or the Province of British Columbia.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date first noted above.

SIGNATURES

WESTPORT INNOVATIONS INC.		WESTPORT FUEL SYSTEMS INC.
By:	/s/ J. M. GALLAGHER	By:	/s/ J. M. GALLAGHER
Name:	J. M. Gallagher	Name:	J. M. Gallagher
Title:	President & C. O.O.	Title:	President & C.O.O.
By:	/s/ ELAINE WONG	By:	/s/ ELAINE WONG
Name:	Elaine Wong	Name:	Elaine Wong
Title:	C.F.O.	Title:	C.F.O.
CLEAN ENERGY FINANCE, LLC		INLAND KENWORTH, INC.
Its Managing Member		By:
By:	/s/ RICHARD WHEELER	Name:
Name:	Richard Wheeler	Title:
Title:	C.F.O.

FORM OF

RELEASE AUHORIZATION FORM

To:
Date:
VIN:	(the "Vehicle")
Purchaser:
Date of Vehicle Sales Agreement:
Date of LNG System Purchase Order:

        You must complete this form by indicating whether or not you authorize Inland to release the Vehicle for upfitting, sign the form and return it to Inland at the following address within 2 Business Days:

  Inland Kenworth, Inc.
  9730 Cherry Avenue
  Fontana, CA 92335
  Attn.: Mark J. Zucker, Region Manager
  Facsimile: (909) 823-2698

Pursuant to Paragraph 8 of the Agreement Regarding Acquisition, Conversion and Sale of Vehicles dated July 21, 2006 among Inland Kenworth, Inc., Clean Energy Finance, LLC, Westport Innovations Inc. and Westport Fuel Systems Inc., the undersigned hereby:

☐	Authorizes Inland to release the Vehicle to Westport to be upfitted with an LNG system.
☐	Does not authorize Inland to release the Vehicle to be upfitted with an LNG system.
Reason:

[Company Name]

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  Exhibit 10.37
AGREEMENT REGARDING ACQUISITION, CONVERSION AND SALE OF VEHICLES
RECITALS
AGREEMENT
SIGNATURES
FORM OF RELEASE AUHORIZATION FORM